Exhibit 99.1

                  Ivan Menezes Joins Coach Board of Directors

    NEW YORK--(BUSINESS WIRE)--Feb. 24, 2005--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced that Ivan Menezes, President and Chief Executive Officer of Diageo North America, Inc., the world's leading premium drinks business, has been appointed to Coach's Board of Directors. Mr. Menezes appointment to the Board brings the membership to eight.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "We are extremely enthusiastic that Ivan Menezes has agreed to join our Board. As Coach continues to raise worldwide brand awareness and gain share in the large and growing global market for fine accessories, we are confident that his international experience, strategic insight and leadership with branded consumer companies will prove particularly valuable to us."
    Since joining Diageo in 1997, Mr. Menezes has held progressively senior management positions with the company and played a leadership role in streamlining the company's business processes while focusing on marketplace execution. He was appointed President and Chief Executive Officer of Diageo North America in 2004. Prior to joining Diageo he held senior marketing positions with the Whirlpool Corporation in Europe and was a principal with Booz Allen Hamilton, Inc., both in Chicago and in London. Mr. Menezes started his career with Nestle, India in 1981.
    Upon his appointment, Mr. Menezes stated, "I am delighted to be joining the Coach Board, and look forward to contributing to the sustained health and future growth of this wonderful franchise."

    Mr. Menezes does not currently serve on any other Boards.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, sunwear, and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    CONTACT: Coach
             Analysts & Media:
             VP Investor Relations
             Andrea Shaw Resnick, 212-629-2618